Exhibit 99.1

For Immediate Release	Contact: David L. Clark Vice President, Corporate Affairs NPS Pharmaceuticals, Inc. (801) 583-4939

YEAR-TWO PaTH DATA DEMONSTRATE

BENEFIT OF SEQUENTIAL THERAPY FOR OSTEOPOROSIS

Salt Lake City – August 10, 2005 – The New England Journal of Medicine (NEJM) today published year-two data from a study that demonstrate that bone mineral density (BMD) gains in postmenopausal osteoporotic women treated with PREOS®, PTH parathyroid hormone [rDNA origin] for injection, are maintained or improved upon by treatment with alendronate after PTH is used. This study was sponsored by the National Institute of Arthritis, Musculoskeletal and Skin Disorders, which is part of the National Institutes of Health (NIH).

“The year-two PaTH results are very exciting because they have the potential to change how physicians currently treat women with osteoporosis,” said lead study investigator Dennis M. Black, Ph.D., Department of Epidemiology and Biostatistics, University of California, San Francisco. “In the study, we saw impressive gains in volumetric BMD after PTH therapy, which were maintained and improved upon in the group that received alendronate. The group that received placebo, however, showed a loss.” In the PaTH (PTH and alendronate) trial, PREOS®, which is a bone-growth or anabolic agent, was supplied by NPS Pharmaceuticals (NASDAQ: NPSP), and alendronate (Fosamax®), which is a bone anti-resorptive agent, was provided by Merck & Co.

“The PaTH results answer an important question for clinicians – what to do after PTH is stopped,” said John P. Bilezikian, M.D., Department of Medicine, College of Physicians and Surgeons, Columbia University. “The data demonstrate the value of first using an anabolic to improve bone quality in those for whom initial anabolic therapy is appropriate, and then using a bisphosphonate to maintain it. In current practice, anabolics are often used after bisphosphonates fail, but the sequential anabolic anti-resorptive approach truly maximizes the potential of PTH in appropriate subjects. This approach may well gain favor among physicians who treat postmenopausal osteoporotic women who have already fractured or who are at high risk for fracture.”

PaTH Study Design and One-Year Results

As previously described in the NEJM in September 2003, 238 postmenopausal women with low BMD were randomized to receive daily subcutaneous injections of 100 micrograms of PREOS®, daily oral 10-milligram doses of alendronate, or the two drugs concurrently. In the second year, patients who had received PREOS® alone during the first year were randomly assigned in equal numbers to receive either placebo or alendronate; patients who had received alendronate and PREOS® together or alendronate alone were given alendronate in the second year. All participants received daily calcium (500 mg/day) and vitamin D (400 IU/day) supplements. Spine and hip BMD were measured by dual energy x-ray absorptiometry (DXA) and quantitative computed tomography (QCT).

One-year PaTH results demonstrated that the concurrent use of alendronate blunted the anabolic effects of PREOS® and that the combination of the two products did not provide any obvious advantages over PREOS® alone.

Noteworthy Changes Over 24 Months

During the two-year study period, compared to baseline, trabecular volumetric BMD at both the spine and hip increased in all four treatment groups, but the increases were largest in the group that received PREOS®, then alendronate (PTH/ALN; 31% at the spine and 12.6% at the hip). All treatment groups experienced significant increases in areal BMD at the lumbar spine over the two-year period when compared to baseline, but the largest increase was seen in the PTH/ALN group (12.1%), and the smallest increase was seen in the group that received PREOS®, then placebo (PTH/PBO; 4.1%). In addition, at the femoral neck and total hip, there were significant increases in areal BMD in all groups except PTH/PBO when compared to baseline. Again, increases in the PTH/ALN group were significantly larger than the PTH/PBO group.

Over the 24 months, compared to baseline, there were small declines, between –1% and –3%, in cortical hip volumetric BMD in all four treatment groups. The decline was significant in all groups except that which received concurrent PREOS® and alendronate therapy in the first year and alendronate in the second year (PTH-ALN/ALN). There were also significant increases in cortical volume and positive but not statistically significant changes in cortical bone mineral content (BMC) in all treatment groups except PTH/PBO.

Important Trabecular and Cortical Bone-Building Effects

During year two, compared to the PTH/PBO group, patients in the PTH/ALN group showed a significant further increase in areal BMD at the spine and hip (4.9% and 3.6%, respectively). Trabecular BMD at the spine and hip was also significantly increased in this group. The PTH/PBO group, when compared to the PTH/ALN group, experienced a significant decrease in areal BMD at the spine (-1.7%) and no change in hip or radius BMD. Trabecular BMD was also significantly decreased in the spine and hip.

There was no significant change in cortical volumetric BMD in either the PTH/ALN or PTH/PBO groups. However, there were increases in both cortical BMD (4.6%) and cortical volume (4.4%) in the PTH/ALN group.

“This is the first time that QCT has been used in a clinical trial to assess cortical bone, and it might provide insight into how osteoporosis drugs affect structure and function,” said Dr. Black. “What we think is happening in the group receiving sequential therapy is that the bone growth initiated by PTH is further enhanced by the mineralization effects of alendronate.”

Twenty-one women, or 8.8% of the study population, experienced one or more clinical fractures during the two-year study period; six experienced a fracture during year two. The study was not large enough, however, to detect fracture differences between the groups. There were no differences in the occurrence of adverse events (AEs), serious adverse events, or AEs associated with either PREOS® or alendronate in the PTH/ALN vs. PTH/PBO during year two.

About Osteoporosis

According to the National Osteoporosis Foundation, osteoporosis is a major public health threat to almost 44 million Americans, or 55 percent of the population over age 50. Eighty percent of those affected by osteoporosis are women, and 20 percent are men. One in four men and one in two women over age 50 will have an osteoporosis-related fracture in his or her remaining lifetime. The estimated national direct expenditure (hospitals and nursing homes) for osteoporotic hip fractures was $18 billion in 2002, and the cost is rising.

About NPS Pharmaceuticals

NPS discovers, develops and commercializes small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. Additional information is available on the company’s website, http://www.npsp.com.

Safe Harbor Statement

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding the likelihood that PREOS®, which is pending FDA approval, will be an appropriate therapy for patients who have osteoporosis. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of August 10, 2005, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended 2004, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

NPS, the NPS logo, and PREOS are registered trademarks of NPS Pharmaceuticals, Inc.

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